Execution Copy

NONCOMPETITION AND NON-SOLICITATION AGREEMENT
NONCOMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) dated 10th March, 2010 by and between Phillips-Van Heusen Corporation (the “Company”), Tommy Hilfiger Europe B.V. (the “Employer”) and Daniel Grieder (“Executive”).
WHEREAS, in connection with the Company’s purchase of the Tommy Hilfiger business (the “Transaction”), Executive is expected to receive significant consideration pursuant to the terms of the Transaction and the Management Term Sheet that Executive has entered into, or Fred Gehring has entered into on Executive’s behalf as attorney-in-fact (the “Management Term Sheet”); and
WHEREAS, pursuant and subject to the Management Term Sheet, the Company has agreed to continue the terms and conditions of Executive’s employment and Executive’s current employment agreement (if any) following consummation of the Transaction;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Restricted Period.
a.    The “Restricted Period” for purposes of this Agreement shall mean the period commencing on the closing of the Transaction (the “Closing”) and ending on the later of (x) the second anniversary of the Closing and (y) the first anniversary of Executive’s termination of employment with the Company and its subsidiaries, including, after the Closing, the Employer (collectively, the “Company Group”); provided, however, that if Executive’s employment with the Company Group is terminated by the Company Group without Cause or Executive resigns with Good Reason, the Restricted Period shall end on the date Executive ceases to be an employee of any member of the Company Group.
2.    Non-Competition.
a.    Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, and, accordingly, agrees as follows:
(1)    During the Restricted Period, Executive will not, without the prior written consent of the Company, directly or indirectly, on Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity (each, a “Person”), as an employee, director, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in any Competitive Business Entity. “Competitive Business Entity” shall mean any of the companies listed on Exhibit A and any of their respective controlled affiliates.
(2)    Nothing herein shall restrict Executive from owning, for personal investment purposes only, less than 2% of the voting stock or other securities of any publicly held Person or 5% of the ownership interest in any non-publicly held Person, if Executive has no other connection or relationship with the issuer of such securities.
(3)         Executive agrees that during the term of Executive’s employment with the Company Group and for a period ending on the later of (x) the second anniversary of the

Closing and (y) 18 months following the termination of Executive’s employment with the Company Group for any reason, Executive will not (i) hire or solicit to hire, whether on Executive’s own behalf of on behalf of any other Person (other than the Company Group), any employee of the Company Group or any individual who had left the employ of the Company Group within 12 months of the termination of Executive’s employment with the Company, or (ii) directly or indirectly, encourage or induce any employee of the Company Group to leave the Company Group’s employ, except in the ordinary course of the Company Group’s business.
b.    It is expressly understood and agreed that although Executive and the Company consider the restrictions to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
c.    This Agreement shall supersede the noncompetition and/or non-solicitation covenants currently in effect with respect to Executive under any applicable employment agreement or otherwise.
3.    Definitions. As used herein, the terms listed below shall have the following definitions:
“Cause” shall mean (1) gross negligence or willful misconduct, as the case may be, in the performance of the material responsibilities of Executive's office or position, which results in material economic harm to the Company or its affiliates or in material reputational harm causing demonstrable injury to the Company or its affiliates; (2) the willful and continued failure of Executive to perform substantially Executive's duties for the Company or any affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company (the “Board”) or the Company that specifically identifies the manner in which the Board or the Company believes that Executive has not substantially performed Executive's duties, and Executive has not cured such failure to the reasonable satisfaction of the Board or the Company within 20 days following Executive's receipt of such written demand; (3) Executive is convicted of, or pleads guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (4) Executive having willfully divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employees, auditors and legal advisors, otherwise than in the ordinary course of business, any confidential information; or (5) any act or failure to act by Executive, which, under the provisions of applicable law, disqualifies Executive from acting in any or all capacities in which he is then acting for the Company.
For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or the Chief Executive Officer of the Company or

based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
“Good Reason” shall mean the occurrence of any of the following events or circumstances without Executive’s prior written consent:
(1)    the assignment to Executive of any duties inconsistent in any material respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Closing, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose (i) any changes in Executive’s title, authority or responsibilities solely attributable to the integration process resulting from the Transaction; (ii) an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Executive; and (iii) the assignment of additional or alternate duties or responsibilities to Executive in connection with Executive’s professional development or the reallocation of some of Executive’s duties or responsibilities to other executives of the Company in connection with the evolution of Executive’s position;
(2)    a reduction of Executive’s base salary or bonus opportunity as in effect from time to time;
(3)    the Company’s breach of its obligations regarding compensation and benefit continuation pursuant to Section 6.8(a) of the contemplated Purchase Agreement between the Company (and/or certain of its affiliates) and the Employer (and/or certain of the Employer’s affiliates) which breach affects Executive (it being understood that, for the avoidance of doubt, Executive shall not be a third-party beneficiary to such Purchase Agreement); or
(4)    the Company requiring that Executive’s services be rendered primarily at a location or locations more than 60 miles from the location where Executive primarily provides such services as of the date of this Agreement, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company Group’s business.
In order to invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (4) within 30 days following Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s termination of employment must occur, if at all, within 30 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.
4.    Miscellaneous.
a.    Date of Termination. For purposes of this Agreement, if Executive’s employment is terminated by the Company or by Executive, the date of termination or the date on which Executive ceases to be an employee shall be the date on which the other party receives notice of such termination, unless a later date is mutually agreed, provided, that, if Executive’s employment is terminated by Executive with Good Reason, the date of termination shall be a date that is no later than 30 days after the Cure Period, if applicable.

b.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without regard to conflicts of laws principles thereof.
c.    Entire Agreement/Amendments. Other than with respect to any agreement containing restrictive covenants to which Executive may be party after the date hereof, as of the date hereof this Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
d.    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
e.    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
f.    Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a Person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor Person or entity.
g.    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
h.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PHILLIPS-VAN HEUSEN CORPORATION    EXECUTIVE

/s/ Mark D. Fischer                     /s/ Daniel Grieder
By: Mark D. Fischer                    Daniel Grieder
Title: Senior Vice President

EMPLOYER

/s/ Ludo Onnink

By: Ludo Onnink
Title: Director

EXHIBIT A

Competitive Business Entities
VF Corporation
Polo Ralph Lauren
Warnaco
Liz Claiborne
Jones Apparel
Perry Ellis
Oxford
Kenneth Cole
Hugo Boss
Guess
DKNY - Donna Karan
Diesel
G-Star
Pepe Jeans
Gant
Lacoste